Exhibit 99.4

ANNUAL ADDRESS TO SHAREHOLDERS

UNION BANKSHARES COMPANY

JUNE 7, 2007

Good morning and welcome to the one-hundred and twentieth annual meeting of the shareholders of the Union Bankshares Company. We come together here today sharing mutual goals and concerns. These are incredibly challenging yet exciting times for us.

What are some of these mutual goals and concerns?

—Foremost, Union Trust must retain long-term value for you, our shareholders: our bank’s earnings and stock price must yield satisfactory returns to our loyal and valued investors—and our President and Chief Executive Officer will speak to these concerns in more detail shortly;

—We share a vision of Union Trust growing even stronger as an independent community bank headquartered in Downeast Maine, in the face of demographics that are not exactly encouraging and an ever more burdensome regulatory climate that increasingly eats into the bottom line—we are facing a slow-growth economy in a market wherein our average customer age is in the 50’s—our traditional family home mortgage product is not in great demand; our federal regulators increasingly demand greater switchpoint accountability at the same time as we strive to reduce expenses;

—We share an interest in our relationship with you, our shareholders—Each and every one of you, whether you own thousands of shares, or only one, is important to your directors and to every officer and employee of the Company. We take your concerns seriously. And we welcome your constructive input. We study your proposals and take action when appropriate, as for example is the case with the majority voting proposal (which is proposal #3 in this year’s proxy statement)—for that proposal this year I thank Michael Jennings;

We share your concern that your directors and senior executive officers have their interests aligned with yours through mutual stock ownership. To that end, in 2005 the Board began study of a long-term equity incentive proposal and expects to present a proposal to you for approval at the 2008 annual meeting. In the meantime, at last month’s General Board meeting the Board unanimously adopted a new policy governing director share ownership requirements. As you know, our bylaws require that each director own a minimum of Five Thousand Dollars ($5000.00) worth of stock before assuming a directorship. As you also know in recent years director compensation has included (in addition to meeting fees) an annual retainer of $6000.00, one-half of which has been applied directly to the acquisition of company stock. In May 2007, the Board voted that 100% of each director’s $6000.00 retainer will be applied directly to the acquisition of company stock until the director owns a minimum of $20,000.00 worth of company stock, and that must occur within three (3) years after the director assumes office. After three (3) years, the director must maintain at all times a minimum of $20,000.00 of company stock.

Now let us ask, in the face of many challenges, why this is also such an exciting time for Union Trust?

—As the community banking world consolidates within Maine and in New England, new markets are opening up with the promise of improving earnings; your bank has prepared for this world in a number of ways, including: our concentrated focus on increasing the commercial loan portfolio (which Peter Blyberg will address further in his remarks); while retaining credit quality, instilling throughout the Company a customer-service orientation, and controlling expense growth;

—Even as we scrutinize successful growth opportunities, the search for Peter Blyberg’s successor is well under way. Sam Cohen, director and Chairman of the directors’ Governance Committee which is our CEO successor search committee, will report to you in a few minutes in greater detail about our process. I will only say here, in behalf of the Board, that we are grateful for Peter Blyberg’s years of fine, dedicated service to the best interests of our shareholders and all of the constituents of our Company and we will miss him, however, the winds of change are in the air and I assure you unequivocally that the Board anticipates the successful transition to Mr. Blyberg’s successor with much enthusiasm and excitement indeed.

In conclusion, I thank you for being here with us this morning and for your continued support as we move forward into this ever-challenging, yet exciting new phase in the life of your community bank, Union Trust Company. You are all valued and appreciated. I promise each and every one of you that the Board as a whole, and I personally as Chairman of your Board, will continue to work hard to merit your respect and to meet and surpass our common goals for financial success.

Thank you.

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